Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Global Star Acquisition, Inc. on Form S-1 [FILE NO. 333-266387] of our report dated April 29, 2022, except for Note 1, Note 3, Note 4, Note 5, Note 6, Note 7 and Note 8, as to which the date is July 28, 2022 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Global Star Acquisition, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 2, 2022

Marcum LLP • 730 Third Avenue • 11th Floor • New York, New York 10017 • Phone 212.485.5500 • Fax 212.485.5501 • marcumllp.com